Exhibit 99.1

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: Washington Federal, National Association Seattle, Washington	) ) )	AA-WE-2018-1

STIPULATION AND CONSENT TO THE ISSUANCE
OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller") intends to initiate cease and desist proceedings against Washington Federal, National Association, Seattle, Washington ("Bank"), pursuant to 12 U.S.C. § 1818(b), for violations of 12 U.S.C. § 1818(s) and Bank Secrecy Act regulations, 12 C.F.R. §§ 21.11 and 21.21.

WHEREAS, the Bank, through its duly elected and acting Board of Directors ("Board"), and in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated February 28, 2018 ("Order") by executing this Stipulation and Consent to the Issuance of a Consent Order ("Stipulation").

NOW, THEREFORE, in consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1)     The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2)     The Comptroller is the "appropriate Federal banking agency" regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an "insured depository institution" within the meaning of 12 U.S.C. § 1818(b)(1).

ARTICLE II

AGREEMENT

(1)     The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller.

(2)     The Bank further agrees that the Order shall be deemed an "order issued with the consent of the depository institution" as defined in 12 U.S.C. § 1818(h)(2), and consents and agrees that the Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818(i).

(3)     Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(4)     The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Order and/or execute the Order.

(5)     The Bank expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other Federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

(6)     The terms and provisions of this Stipulation and the Order shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Stipulation or the Order, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Order.

ARTICLE III

WAIVERS

(1)     The Bank, by executing this Stipulation and consenting to the Order, hereby waives:

(a)     the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)     any and all procedural rights available in connection with the issuance of the Order;

(c)     any and all rights to a hearing and a final agency decision pursuant to 12 U.S.C. §§ 1818(b) and (h), and 12 C.F.R. Part 19;

(d)     any and all rights to seek any type of administrative or judicial review of the Order;

(e)     any and all claims for fees, costs, or expenses against the Comptroller, or any of his agents, officers or employees, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412;

(f)     any and all rights to assert this proceeding, this Stipulation, consent to the issuance of the Consent Order, and/or the issuance of the Consent Order, as the basis for a claim of double jeopardy in any pending or future proceeding brought by the United States Department of Justice, or any other governmental entity; and

(g)     any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

ELIGIBLE BANK - OTHER PROVISIONS

(1) As a result of the Order:

(a)     the Bank is an "eligible bank" pursuant to 12 C.F.R. § 5.3(g)(5) for the purposes of 12 C.F.R. Part 5 regarding rules, policies, and procedures for corporate activities, unless otherwise informed in writing by the OCC;

(b)     the Bank is not subject to the limitation of 12 C.F.R. § 5.51(c)(7)(ii) for the purposes of 12 C.F.R. § 5.51 requiring OCC approval of a change in directors and senior executive officers, unless otherwise informed in writing by the OCC;

(c)     The Bank is not subject to the limitation on golden parachute and indemnification payments provided by 12 C.F.R. § 359.1(f)(1)(ii)(C) and 12 C.F.R. § 5.51(c)(7)(ii), unless otherwise informed in writing by the OCC;

(d)     The Bank’s status as an "eligible bank" remains unchanged pursuant to 12 C.F.R. § 24.2(e)(4) for the purposes of 12 C.F.R. Part 24 regarding community and economic development, unless otherwise informed in writing by the OCC; and

(e)     The Order shall not be construed to be a "written agreement, order, or capital directive" within the meaning of 12 C.F.R. § 6.4, unless the OCC informs the Bank otherwise in writing.

ARTICLE V

CLOSING

(1)     The provisions of this Stipulation shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, it deems it appropriate to do so to fulfill the responsibilities placed upon it by the several laws of the United States of America.

(2)     Nothing in this Stipulation shall preclude any proceedings brought by the Comptroller to enforce the terms of the Order, and nothing in this Stipulation constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representative of the United States or any agency thereof, including, without limitation, the United States Department of Justice, to bring other actions deemed appropriate.

(3)     The terms of this Stipulation, including this paragraph, and the Order are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ NORMAN J. MCINTYRE	February 28, 2018
Norman J. McIntyre Assistant Deputy Comptroller Seattle Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ BRENT BEARDALL	February 28, 2018
Brent Beardall	Date

/s/ DAVID GRANT	February 28, 2018
David Grant	Date

/s/ ANNA C. JOHNSON	February 28, 2018
Anna C. Johnson	Date

/s/ THOMAS J. KELLEY	February 28, 2018
Thomas J. Kelley	Date

/s/ ERIN LANTZ	February 28, 2018
Erin Lantz	Date

/s/ BARBARA L. SMITH	February 28, 2018
Barbara L. Smith	Date

/s/ MARK N. TABBUTT	February 28, 2018
Mark N. Tabbutt	Date

/s/ RANDY TALBOT	February 28, 2018
Randy Talbot	Date

/s/ ROY M. WHITEHEAD	February 28, 2018
Roy M. Whitehead	Date